Schedule I- Financial Information of Registrant
                            TFC Enterprises, Inc.

Balance Sheets



(in thousands)                                          1998             1997

Assets
Investment in subsidiaries                          $  3,425         $      -
Intangible assets, net                                10,978           12,070
Due from subsidiaries                                 21,455           21,967
Income taxes receivable                                  127                -
Other assets                                             106              148
                                                    --------         --------
  Total assets                                       $36,091         $ 34,185
                                                    ========         ========

Liabilities and shareholders' equity Liabilities:
Deficit in subsidiaries                                    -            1,644
Accounts payable and accrued expenses                    140               31
Income taxes payable                                       -              506
Deferred income taxes                                    669              924
                                                    --------         --------
  Total liabilities                                      809            3,105


Shareholders' equity:
Preferred stock, $.01 per value, 1,000,000
shares authorized; none outstanding                        -                -
Common stock, $.01 par value, 40,000,000 shares
  authorized and 11,404,882 and 11,290,308
shares outstanding in
  1998 and 1997, respectively                            50                49
Additional paid-in capital                           56,020            55,844
Retained deficit                                    (20,788)          (24,813)
                                                    -------           -------
  Total shareholders' equity                         35,282            31,080
                                                    -------           -------
  Total liabilities and shareholders' equity        $36,091           $34,185
                                                    =======           =======

               Schedule I- Financial Information of Registrant
                            TFC Enterprises, Inc.

Statements of Operations

(in thousands)                             1998        1997            1996
Net interest revenue:
  Interest revenue                        $  --       $ 346          $2,132
  Interest expense                           --          -               -
                                          -----       -----          ------
Net interest revenue                         --         346           2,132

Other revenue:

  Equity in net income (loss)
    of subsidiaries                       5,069       1,945          (7,667)
                                          -----       -----          ------
Total other revenue                       5,069       1,945          (7,667)

Operating expenses:
  Amortization of intangible assets       1,092       1,091           1,091
  Other                                     334         143             483
                                          -----       -----           -----
Total operating expense                   1,426       1,234           1,574

Income (loss) before income taxes         3,643       1,057          (7,109)
(Benefit from) provision for
income taxes                               (382)        350             487
                                         ------      ------        --------
Net income (loss)                        $4,025       $ 707         $(7,596)
                                         ======      ======        ========

               Schedule I- Financial Information of Registrant
                            TFC Enterprises, Inc.


Statements of Cash Flows

                                                      Years ended December 31
                                                      -----------------------
(in thousands)                                       1998      1997      1996
                                                     ----      ----      ----
Operating activities
Net income (loss)                                 $ 4,025     $ 707    $(7,596)
Adjustments to reconcile net income (loss) to
net cash used in operating activities:
    Equity in net (income) loss of subsidiaries    (5,069)   (1,945)     7,667
    Amortization of intangible assets               1,092     1,091      1,091
    Provision for (benefit from) deferred
     income taxes                                    (255)       22       (108)
    Changes in operating assets and
     liabilities:
    Increase in income taxes receivable              (127)        -          -
    Decrease in other assets                           42        17         50
    (Decrease) increase in due from
     subsidiaries                                     512     3,353     (2,455)
    Decrease (increase) in accounts payable
     and accrued expenses                             109      (172)       744
    Increase (decrease) in income taxes payable      (506)   (3,073)       595
                                                   ------    ------     ------
    Net cash used in operating activities            (177)        -        (12)

    Financing activities
    Proceeds from stock options exercised             177         -         12
                                                   ------    ------     ------
    Net cash provided by financing activities         177                   12

    Increase (decrease) in cash                         -         -          -
    Cash at beginning of year                           -         -          -
                                                   -------   ------     ------
    Cash balance at end of year                    $    -    $    -     $    -
                                                   =======   ======     ======

    Noncash transactions:
    Issuance of stock warrants                     $    -    $  511     $  423
    Deferred compensation terminated and
    transferred to paid-in capital                 $    -    $   -      $  619